Exhibit 99.1

Greenbacker closes new $150 million senior secured sustainability revolving credit facility

Company’s first sustainability loan reaffirms its mission, further strengthens its investment in the clean energy transition

New York, NY, November 29, 2022 (GLOBE NEWSWIRE) -- Greenbacker Renewable Energy Company LLC (“GREC” or “Greenbacker”), a leading climate-focused investment manager and independent power producer, today announced that it completed the closing of a new $150.0 million senior secured sustainability revolving credit facility. The closing of the credit facility reaffirms Greenbacker’s position among renewable energy companies as a well-capitalized owner and operator with access to capital through market cycles.

The facility is Greenbacker’s first financing structured as a sustainability loan, a form of financing specifically used to support projects with environmental and social benefits. Fifth Third Bank served as the administrative agent, with Fifth Third Bank, KeyBanc Capital Markets, and Wells Fargo serving as joint lead arrangers. Wells Fargo was the sustainability structuring agent.

“We’re committed to empowering a sustainable world, driving a just energy transition, and enabling communities across the country to participate in the green economy,” said Armand Dehaney, VP of Investments at GREC. “This sustainability revolving credit facility reaffirms Greenbacker’s ability to make clean energy investments, create equitable partnerships in our communities, and prioritize responsible stewardship of the land.”

Wells Fargo served as the Sustainability Structuring Agent on this sustainable finance transaction for Greenbacker and supported the company in establishing its inaugural Sustainability Loan Framework. The debt was issued under both Green Loan Principles and Social Loan Principles, which aim to facilitate environmentally sustainable and socially inclusive economic activity.

“We are pleased to support Greenbacker’s inaugural sustainability loan and their ongoing commitment to renewable energy and positive social impact,” said Alok Garg, Head of Renewables & Asset Finance, Wells Fargo Corporate & Investment Bank.

Greenbacker will deploy borrowings from the credit facility into investments that include renewable energy generation, battery storage, energy efficiency, resource stewardship, and community solar projects serving under-resourced communities.

This dedicated corporate revolving credit facility replaces a $40 million letter of credit facility. Along with substantially greater borrowing capacity, the new revolving credit facility provides enhanced flexibility for Greenbacker’s sustainable investment, as the facility is structured to issue letters of credit or be drawn as cash.

Greenbacker’s fleet of clean energy projects comprises nearly 2.9 GW of generating capacity. Since 2016, Greenbacker’s real assets have produced over 4.9 million megawatt-hours1 of clean energy, abating more than 3.5 million metric tons of carbon.2 Today these projects support over 5,200 green jobs.3

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About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company LLC is a publicly reporting, non-traded limited liability sustainable infrastructure company that both acquires and manages income-producing renewable energy and other energy-related businesses, including solar and wind farms, and provides asset management services to other renewable energy investment vehicles. We seek to acquire and operate high-quality projects that sell clean power under long-term contracts to high-creditworthy counterparties such as utilities, municipalities, and corporations. We are long-term owner-operators, who strive to be good stewards of the land and responsible members of the communities in which we operate. Greenbacker conducts its asset management business through its wholly owned subsidiary, Greenbacker Capital Management, LLC, an SEC-registered investment adviser. We believe our focus on power production and asset management creates value that we can then pass on to our shareholders—while facilitating the transition toward a clean energy future. For more information, please visit www.greenbackercapital.com.

Greenbacker media contact
Chris Larson
Senior Writer & Media Communications
847.313.9035
c.larson@greenbackercapital.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although Greenbacker believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. Greenbacker undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in its expectations.

1 Data is as of June 30, 2022.

2 EPA Greenhouse Gas Equivalencies Calculator. Data is as of June 30, 2022.

3 Green jobs are calculated from the International Renewable Energy Agency's measurement that one megawatt of renewable power supports 3.8 jobs. Data is as of June 30, 2022.